IGLER AND PEARLMAN, P.A.

August 13, 2026

Board of Directors
BayFirst Financial Corp.
700 Central Avenue
St Petersburg, Florida    33701

Re: Registration Statement on Form S-1

Members of the Board:

We have acted as counsel to BayFirst Financial Corp., a Florida corporation (the “Company”), in connection with the registration statement on Form S-1 (Registration No. 333-____________) (the “Registration Statement”) filed with the U.S. Securities and Exchange Commission on August 13, 2026. The Registration Statement relates to the proposed offer and sale of up to 22,856,000 shares (the “Shares”) of Company common stock, no par value per share, by the selling shareholders identified in the Registration Statement.

For purposes of providing the opinions contained herein, we have reviewed the Registration Statement and the corporate proceedings of the Company with respect to the authorization of the issuance of the Shares. We have also examined originals or copies of such documents, corporate records, certificates of public officials, and other instruments and have conducted such other investigations of law and fact as we have deemed necessary or advisable for purposes of our opinion. In our examination, we have assumed, without verification, the genuineness of all signatures, the authenticity of all documents and instruments submitted to us as originals, and the conformity to the originals of all documents and instruments submitted to us as certified or conformed copies.

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

Based on and subject to the foregoing, and subject to the qualifications, assumptions and limitations stated herein, it is our opinion that: (i) the Shares have been validly issued, are fully paid, and are nonassessable; and (ii) when the Company receives payment for the Shares in accordance with the terms of the offering, the Shares will be validly issued, fully paid, and nonassessable.

The opinions which we render herein are limited to those matters governed by the laws of the State of Florida, including all Florida statutes and all Florida court decisions that affect the interpretation of such laws, in each case as of the date hereof. Our opinions expressed herein are as of the date hereof, and we assume no obligation to revise or supplement the opinions rendered herein should such laws be changed by legislative or regulatory action, judicial decision, or otherwise. We express no opinion as to compliance with the “blue sky” laws of any jurisdiction and the opinions set forth herein are qualified in that respect.

This opinion letter is provided for use solely in connection with the transactions contemplated by the Registration Statement and may not be used, circulated, quoted, or otherwise relied on for any other purpose without our express written consent. No opinion may be implied or inferred beyond the opinion expressly stated in the numbered clauses above.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the references to us under the heading “Legal Matters” in the prospectus forming part of the Registration Statement, as such may be amended or supplemented. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder.

Sincerely,

/s/ Igler and Pearlman, P.A.

Igler and Pearlman, P.A.